Exhibit 99(a)(i)


                            CERTIFICATE OF FORMATION
                                       OF
                          IVY LONG/SHORT HEDGE FUND LLC


         FIRST: The name of the limited liability company is Ivy Long/Short Hedge Fund LLC.

         SECOND: The address of its registered office in the State of Delaware is 615 South DuPont Highway, County of Kent, City of Dover, in the State of Delaware 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 25 day of September, 2002.


                                         IVY LONG/SHORT HEDGE FUND LLC



                                         By:  /s/ Timothy Sperry
                                              ---------------------------------
                                              Name:     Timothy D. Sperry
                                              Title:    Authorized Person